As filed with the Securities and Exchange Commission on February 24, 2004
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                                Tegal Corporation
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                         2201 South McDowell Boulevard                        68-0370244
 (State or Other Jurisdiction of                 Petaluma, California 94954                    (I.R.S. Employer
   Incorporation or Organization)                      (707) 763-5600                        Identification Number)
                                    (Address, Including Zip Code, and Telephone Number,
                                                         Including
                                       Area Code, of Registrant's Principal Executive
                                                          Offices)



                                Michael L. Parodi
           Chairman of the Board, President & Chief Executive Officer
                                Tegal Corporation
                          2201 South McDowell Boulevard
                           Petaluma, California 94954
                                 (707) 763-5600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent For Service)

                                    Copy To:
                          Christopher L. Kaufman, Esq.
                              Latham & Watkins LLP
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                               Fax: (650) 463-2600

        Approximate date of commencement of proposed sale to the public:
      From time to time after this registration statement becomes effective

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                ----------------

                         CALCULATION OF REGISTRATION FEE
================================= =================== ====================== ======================== ================
                                                            Proposed            Proposed Maximum         Amount Of
     Title Of Each Class Of           Amount To         Maximum Offering       Aggregate Offering      Registration
  Securities To Be Registered       Be Registered        Price Per Unit               Price                 Fee
--------------------------------- ------------------- ---------------------- ------------------------ ----------------
Common  Stock,  par value  $0.01   1,500,000 shares           $2.50                $3,750,000             $475.13
per share                                                      (1)
--------------------------------- ------------------- ---------------------- ------------------------ ----------------

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average ($2.50) of the high ($2.64) and low ($2.36) prices of the common stock on February 20, 2004, as quoted on The Nasdaq SmallCap Market. It is not known how may shares will be purchased under this registration statement or at what price shares will be purchased.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                 Subject to Completion, dated February 24, 2004

PROSPECTUS

                                TEGAL CORPORATION

                                    1,500,000
                             Shares of Common Stock
                               ------------------


These shares of common stock are being offered by the selling stockholders identified in this prospectus. The selling stockholders may sell their shares of common stock in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled "Plan of Distribution" beginning on page 14.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from the sale of these shares.

                                 ---------------

Our common stock is quoted on The Nasdaq SmallCap Market under the symbol "TGAL." On February 23, 2004, the last reported sale price for our common stock on The Nasdaq SmallCap Market was $2.42 per share.

                                 ---------------

Investing in our common stock involves risks. See "Risk Factors" beginning on page 2.

                                 ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                      The date of this prospectus is , 2004

                                TABLE OF CONTENTS

Summary......................................................................1
Risk Factors.................................................................2
Forward-Looking Statements..................................................10
Use of Proceeds.............................................................10
Selling Stockholders........................................................11
Plan of Distribution........................................................14
Legal Matters...............................................................16
Experts.....................................................................16
Where You Can Find More Information.........................................16

                                 ---------------

   You should rely only on the information we have provided or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with additional or different information. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. In this prospectus, unless otherwise indicated, "Tegal,"
            "we," "us" or "our" refer to Tegal and its subsidiaries.

                                     SUMMARY

         References in this prospectus to "us," "we," the "Company" or "Tegal" shall mean Tegal Corporation and our consolidated subsidiaries, unless the context indicates otherwise.

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling stockholders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including any documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's offices mentioned under the heading "Where You Can Find More Information."

Tegal Corporation

         We design, manufacture, market and service plasma etch and deposition systems that enable the production of integrated circuits ("ICs"), memory and related microelectronics devices used in personal computers, wireless voice and data telecommunications, contact-less transaction devices, radio frequency identification devices ("RFID's"), smart cards, data storage and micro-level actuators. Etching and deposition constitute two of the principal IC and related device production process steps and each must be performed numerous times in the production of such devices.

         We were formed in December 1989 to acquire the operations of the former Tegal Corporation, a division of Motorola, Inc. ("Motorola"). Our predecessor company was founded in 1972 and acquired by Motorola in 1978. We completed our initial public offering in October 1995.

         Our executive offices are located at 2201 South McDowell Boulevard, Petaluma, California 94954, and our telephone number is (707) 763-5600. All service marks, brand names or trademarks appearing in this prospectus that do not belong to us are the property of their respective holders.

Shares Offered


         On December 5, 2003, we closed a transaction in which we purchased substantially all of the assets of Simplus Systems Corporation, a Delaware corporation, for 1,500,000 shares of our common stock and approximately $117,000 in assumed liabilities. All of the shares of common stock are subject to a registration rights agreement in which we have agreed to register the resale of the shares with the Securities and Exchange Commission. The stockholders of Simplus Systems agreed to the transaction as part of a plan of dissolution in which Simplus Systems has liquidated and distributed the shares received in connection with the asset purchase to the creditors and stockholders of Simplus Systems.


         Simplus Systems Corporation, privately held and based in Fremont, California, developed deposition cluster tools and processes for barrier, copper seed and high-K dielectric applications.


         In connection with the transaction, we are registering for resale by the selling stockholders an aggregate of 1,500,000 shares of our common stock.

                                  RISK FACTORS

      Investing in our common stock involves a significant amount of risk. You should carefully consider the following risk factors, in addition to the other information set forth in this prospectus and incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and our other filings with the SEC before deciding to purchase our common stock.

Risk Factors

     We have incurred operating losses and may not be profitable in the future; Our plans to maintain and increase liquidity may not be successful; Our auditors' report includes a going concern uncertainty explanatory paragraph; The accounting for our debentures will result in significant expense amounts.

     We incurred net losses of $12.6 million and $8.7 million for the years ended March 31, 2003 and 2002, respectively, and generated negative cash flows from operations of $6.0 million and $3.6 million in these respective years. We also incurred a net loss of $9.6 million and generated negative cash flows from operations of $2.4 million during the nine months ended December 31, 2003. These factors raise substantial doubt as to our ability to continue as a going concern, and our auditors have included a going concern uncertainty explanatory paragraph in their latest auditors' report dated June 10, 2003 which is included in our 10-K for the year ended March 31, 2003. Our plans to maintain and increase liquidity include the restructuring executed during fiscal 2002 and 2003, which reduced headcount from 155 employees to 81 employees and has reduced our cost structure entering fiscal 2004. We believe the cost reduction, additional financing and a projected increase in sales during fiscal 2005 will generate sufficient cash flows to fund our operations through the end of fiscal 2005. However, these projected sales are to a limited number of new and existing customers and are based, for the most part, on internal and customer provided estimates of future demand, not firm customer orders. If the projected sales do not materialize, we will need to reduce expenses further and raise additional capital through the issuance of debt or equity securities. If additional funds are raised through the issuance of preferred stock or debt, these securities could have rights, privileges or preferences senior to those of our common stock, and debt covenants could impose restrictions on our operations. The sale of equity or debt will result in additional dilution to current stockholders, and such financing may not be available to us on acceptable terms, if at all. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount or classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern.

     Our debentures issued in June and September 2003 are convertible at a conversion rate of $0.35 per share, which was lower than our common stock's price at June 30, 2003, the commitment date for the first tranche, and September 8, 2003, the stockholder approval date for the second tranche. Additionally, we granted a 20% warrant coverage to our debenture holders. The value of both the beneficial conversion feature and warrants resulted in a significant debt discount which will be accreted as interest expense over the eight-year life of the debentures. This will result in substantial interest expense during fiscal 2004 and through fiscal 2011 or until the debentures are converted.

Our debentures include a material adverse change clause.

     As disclosed in our Current Report on Form 8-K filed with the SEC on June 2, 2003, our 2% Convertible Secured Debentures Due 2011 that we sold on June 30, 2003 and September 9, 2003 include a material adverse change clause. This material adverse change clause allows the debenture holders to demand the immediate payment of all outstanding balances upon the debenture holders' determination of the occurrence of deemed material adverse changes to our financial condition, business or operations as determined by the debenture holders based on required financial reporting and other criteria. Potential material adverse changes causing us to default on the debentures may include any significant adverse effect on our financial condition arising from an event not previously disclosed in our SEC filings such as a significant litigation judgment against Tegal, bankruptcy or termination of the majority of our customer relationships. As of December 31, 2003, $3.3 million principal amount of our 2% Convertible Secured Debentures Due 2011 plus accrued interest payable in kind by issuance of additional debentures convertible into common stock in the amount of such interest could be demanded for immediate payment by the debenture holders upon such an event of default. In the event of such a demand, Tegal would need to pursue immediate additional funding for repayment of such amount, or risk insolvency.

The conversion of our convertible securities and the exercise of outstanding warrants, options and other rights to obtain or purchase additional shares will dilute the value of the shares.

     On June 30, 2003, we entered into agreements with investors to raise up to $7.2 million in a private placement of convertible debt financing to be completed in two tranches, the first of which was completed on June 30, 2003 for $0.9 million and the second of which was completed on September 9, 2003 for $6.2 million following stockholder approval on September 8, 2003. As of December 31, 2003, there were $3,391,262 debentures convertible into 9,689,319 shares of our common stock, all of which are based on a conversion price of $0.35 per share and a cash payment in lieu of any fractional share, plus warrants issued in connection with the debentures exercisable for approximately 4,229,050 shares of our common stock, approximately 1,675,000 shares issuable as interest payment in lieu of cash. In addition, we had, as of December 31, 2003, options outstanding and exercisable for approximately 3,514,877 shares, and warrants outstanding from previous offerings exercisable for approximately 1,668,552 shares of our common stock.

     The conversion of these convertible securities and the exercise of these outstanding warrants and options will result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby. In addition, the conversion price of the debentures or the exercise price of the warrants may be lowered under the price adjustment provisions in the event of a "dilutive issuance," that is, if we issue common stock at any time prior to their maturity at a per share price below such conversion or exercise price, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock. A reduction in the exercise price may result in the issuance of a significant number of additional shares upon the exercise of the warrants.

     Neither the debentures nor the warrants establish a "floor" that would limit reductions in such conversion price or exercise price. The downward adjustment of the conversion price of these debentures and of the exercise price of these warrants could result in further dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

Sales of substantial amounts of our shares of common stock could cause the price of our common stock to go down.

     To the extent the holders of our convertible securities and warrants convert or exercise such securities and then sell the shares of our common stock they receive upon conversion or exercise, our stock price may decrease due to the additional amount of shares available in the market. The subsequent sales of these shares could encourage short sales by our stockholders and others which could place further downward pressure on our stock price. Moreover, holders of these convertible securities and warrants may hedge their positions in our common stock by shorting our common stock, which could further adversely affect our stock price. The effect of these activities on our stock price could increase the number of shares issuable upon future conversions of our convertible securities or exercises of our warrants.

     We received stockholder approval to increase the number of authorized shares of common stock to 100,000,000 shares. We may also issue additional capital stock, convertible securities and/or warrants to raise capital in the future. In addition, we may elect to pay any accrued interest on the outstanding $7.2 million principal amount of debentures with shares of our common stock. Interest on the debentures is compounded quarter-annually, based on 2% per annum on the principal amount outstanding. In addition, to attract and retain key personnel, we may issue additional securities, including stock options. All of the above could result in additional dilution of the value of our common stock and the voting power represented thereby. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock and may make it more difficult for us to sell our equity securities in the future at a time and price which we deem appropriate. Public or private sales of substantial amounts of shares of our common stock by persons or entities that have exercised options and/or warrants could adversely affect the prevailing market price of the shares of our common stock.

The semiconductor industry is cyclical and may experience periodic downturns that may negatively affect customer demand for our products and result in losses such as those experienced in the past.

     Our business depends upon the capital expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits. The semiconductor industry is highly cyclical and historically has experienced periodic downturns, which often have had a detrimental effect on the semiconductor industry's demand for semiconductor capital equipment, including etch and deposition systems manufactured by us. In response to the current prolonged industry slow-down, we have initiated a substantial cost containment program and a corporate-wide restructuring to preserve our cash. However, the need for continued investment in research and development, possible capital equipment requirements and extensive ongoing customer service and support requirements worldwide will continue to limit our ability to reduce expenses in response to the current downturn.

Our competitors have greater financial resources and greater name recognition than we do and therefore may compete more successfully in the semiconductor capital equipment industry than we can.

     We believe that to be competitive, we will require significant financial resources in order to offer a broad range of systems, to maintain customer service and support centers worldwide and to invest in research and development. Many of our existing and potential competitors, including, among others, Applied Materials, Inc., Lam Research Corporation, Novellus and Tokyo Electron Limited, have substantially greater financial resources, more extensive engineering, manufacturing, marketing and customer service and support capabilities, larger installed bases of current generation etch, deposition and other production equipment and broader process equipment offerings, as well as greater name recognition than we do. We cannot assure you that we will be able to compete successfully against these companies in the United States or worldwide.

If we fail to meet the continued listing requirements of the Nasdaq Stock Market, our stock could be delisted.

     Our stock is currently listed on The Nasdaq SmallCap Market. The Nasdaq Stock Market's Marketplace Rules impose certain minimum financial requirements on us for the continued listing of our stock. One such requirement is the minimum bid price on our stock of $1.00 per share. Beginning in 2002, there have been periods of time during which we have been out of compliance with the $1.00 minimum bid requirements of The Nasdaq SmallCap Market.

     If we are out of compliance in the future with Nasdaq listing requirements, we may take actions in order to achieve compliance, which actions may include a reverse split of our common stock. If an initial delisting decision is made by the Nasdaq's staff, we may appeal the decision as permitted by Nasdaq rules. If we are delisted and cannot obtain listing on another major market or exchange, our stock's liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock's trading price. Delisting also may restrict us from issuing additional securities or securing additional financing.

If our advanced systems do not achieve significant sales or volume production due to a lack of full customer adoption, our business, financial condition, results of operations and cash flows will be materially adversely affected.

     We have designed our advanced etch and deposition products for customer applications in emerging new films, polysilicon and metal which we believe to be the leading edge of critical applications for the production of advanced semiconductor and other microelectronic devices. Revenues from the sale of our advanced etch and deposition systems accounted for 25% and 36% of total revenues in fiscal 2003 and 2002, respectively. Our advanced systems are currently being used primarily for research and development activities or low volume production. For our advanced systems to achieve full market adoption, our customers must utilize these systems for volume production. There can be no assurance that the market for devices incorporating emerging films, polysilicon or metal will develop as quickly or to the degree we expect.

Our potential customers may not adopt our products because of their significant cost or because our potential customers are already using a competitor's tool.

     A substantial investment is required to install and integrate capital equipment into a semiconductor production line. Additionally, we believe that once a device manufacturer has selected a particular vendor's capital equipment, that manufacturer generally relies upon that vendor's equipment for that specific production line application and, to the extent possible, subsequent generations of that vendor's systems. Accordingly, it may be extremely difficult to achieve significant sales to a particular customer once that customer has selected another vendor's capital equipment unless there are compelling reasons to do so, such as significant performance or cost advantages. Any failure to gain access and achieve sales to new customers will adversely affect the successful commercial adoption of our products and could have a detrimental effect on us.

Our quarterly operating results may continue to fluctuate.

     Our revenue and operating results have fluctuated and are likely to continue to fluctuate significantly from quarter to quarter, and there can be no assurance as to future profitability.

     Our 900 series etch systems typically sell for prices ranging between $250,000 and $600,000, while prices of our 6500 series critical etch systems and our Endeavor deposition system typically range between $1.8 million and $3.0 million. To the extent we are successful in selling our 6500 and Endeavor series systems, the sale of a small number of these systems will probably account for a substantial portion of revenue in future quarters, and a transaction for a single system could have a substantial impact on revenue and gross margin for a given quarter.

         Other factors that could affect our quarterly operating results include:

         o our timing of new systems and technology announcements and releases and ability to transition between product versions;

         o        seasonal fluctuations in sales;

         o changes in the mix of our revenues represented by our various products and customers;

         o adverse changes in the level of economic activity in the United States or other major economies in which we do business;

         o        foreign currency exchange rate fluctuations;

         o expenses related to, and the financial impact of, possible acquisitions of other businesses; and

         o changes in the timing of product orders due to unexpected delays in the introduction of our customers' products, due to lifecycles of our customers' products ending earlier than expected or due to market acceptance of our customers' products.

Because technology changes rapidly, we may not be able to introduce our products in a timely enough fashion.

     The semiconductor manufacturing industry is subject to rapid technological change and new system introductions and enhancements. We believe that our future success depends on our ability to continue to enhance our existing systems and their process capabilities, and to develop and manufacture in a timely manner new systems with improved process capabilities. We may incur substantial unanticipated costs to ensure product functionality and reliability early in our products' life cycles. There can be no assurance that we will be successful in the introduction and volume manufacture of new systems or that we will be able to develop and introduce, in a timely manner, new systems or enhancements to our existing systems and processes which satisfy customer needs or achieve market adoption.

Some of our sales cycles are lengthy, exposing us to the risks of inventory obsolescence and fluctuations in operating results.

     Sales of our systems depend, in significant part, upon the decision of a prospective customer to add new manufacturing capacity or to expand existing manufacturing capacity, both of which typically involve a significant capital commitment. We often experience delays in finalizing system sales following initial system qualification while the customer evaluates and receives approvals for the purchase of our systems and completes a new or expanded facility. Due to these and other factors, our systems typically have a lengthy sales cycle (often 12 to 18 months in the case of critical etch and deposition systems) during which we may expend substantial funds and management effort. Lengthy sales cycles subject us to a number of significant risks, including inventory obsolescence and fluctuations in operating results over which we have little or no control.

We may not be able to protect our intellectual property or obtain licenses for third parties' intellectual property and therefore we may be exposed to liability for infringement or the risk that our operations may be adversely affected.

     Although we attempt to protect our intellectual property rights through patents, copyrights, trade secrets and other measures, we may not be able to protect our technology adequately and competitors may be able to develop similar technology independently. Additionally, patent applications that we may file may not be issued and foreign intellectual property laws may not protect our intellectual property rights. There is also a risk that patents licensed by or issued to us will be challenged, invalidated or circumvented and that the rights granted thereunder will not provide competitive advantages to us. Furthermore, others may independently develop similar systems, duplicate our systems or design around the patents licensed by or issued to us.

     Litigation could result in substantial cost and diversion of effort by us, which by itself could have a detrimental effect on our financial condition, operating results and cash flows. Further, adverse determinations in such litigation could result in our loss of proprietary rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our systems. In addition, licenses under third parties' intellectual property rights may not be available on reasonable terms, if at all.

Our customers are concentrated and therefore the loss of a significant customer may harm our business.

     Our top five customers accounted for 88.2%, 54.4% and 42.0% of our systems revenues in fiscal 2003, 2002 and 2001, respectively. Four customers each accounted for more than 10% of net systems sales in fiscal 2003. Although the composition of the group comprising our largest customers may vary from year to year, the loss of a significant customer or any reduction in orders by any significant customer, including reductions due to market, economic or competitive conditions in the semiconductor manufacturing industry, may have a detrimental effect on our business, financial condition, results of operations and cash flows. Our ability to increase our sales in the future will depend, in part, upon our ability to obtain orders from new customers, as well as the financial condition and success of our existing customers and the general economy, which is largely beyond our ability to control.

We are exposed to additional risks associated with international sales and operations.

     International sales accounted for 66%, 67% and 61% of total revenue for fiscal 2003, 2002 and 2001, respectively. International sales are subject to certain risks, including the imposition of government controls, fluctuations in the U.S. dollar (which could increase the sales price in local currencies of our systems in foreign markets), changes in export license and other regulatory requirements, tariffs and other market barriers, political and economic instability, potential hostilities, restrictions on the export or import of technology, difficulties in accounts receivable collection, difficulties in managing representatives, difficulties in staffing and managing international operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a detrimental effect on our operations, financial results and cash flows.

     We generally attempt to offset a portion of our U.S. dollar denominated balance sheet exposures subject to foreign exchange rate remeasurement by purchasing forward currency contracts for future delivery. There can be no assurance that our future results of operations and cash flows will not be adversely affected by foreign currency fluctuations. In addition, the laws of certain countries in which our products are sold may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States.

We must integrate our acquisitions of Sputtered Films and Simplus Systems Corporation and we may need to make additional future acquisitions to remain competitive. The process of identifying, acquiring and integrating future acquisitions may constrain valuable management resources, and our failure to effectively integrate future acquisitions may result in the loss of key employees and the dilution of stockholder value and have an adverse effect on our operating results.

         We acquired Sputtered Films, Inc. in August 2002. On December 5, 2003, we acquired substantially all of the assets of Simplus Systems Corporation. We may in the future seek to acquire or invest in additional businesses, products or technologies that we believe could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. We may encounter problems with the assimilation of Sputtered Films and Simplus or businesses, products or technologies acquired in the future including:

         o        difficulties   in   assimilation   of   acquired    personnel,
                  operations, technologies or products;

         o        unanticipated costs associated with acquisitions;

         o        diversion  of  management's   attention  from  other  business
                  concerns and potential disruption of our ongoing business;

         o adverse effects on our existing business relationships with our customers;

         o potential patent or trademark infringement from acquired technologies;

         o adverse effects on our current employees and the inability to retain employees of acquired companies;

         o use of substantial portions of our available cash as all or a portion of the purchase price;

         o dilution of our current stockholders due to the issuance of additional securities as consideration for acquisitions; and

         o        inability  to  complete   acquired  research  and  development
                  projects.

         If we are unable to successfully integrate our acquired companies or to create new or enhanced products and services, we may not achieve the anticipated benefits from our acquisitions. If we fail to achieve the anticipated benefits from the acquisitions, we may incur increased expenses and experience a shortfall in our anticipated revenues and we may not obtain a satisfactory return on our investment. In addition, if a significant number of employees of acquired companies fail to remain employed with us, we may experience difficulties in achieving the expected benefits of the acquisitions.

         Completing any potential future acquisitions could cause significant diversions of management time and resources. Financing for future acquisitions may not be available on favorable terms, or at all. If we identify an appropriate acquisition candidate for any of our businesses, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or integrate the acquired business, products, technologies or employees into our existing business and operations. Future acquisitions may not be well-received by the investment community, which may cause our stock price to fall. We have not entered into any agreements or understanding regarding any future acquisitions and cannot ensure that we will be able to identify or complete any acquisition in the future.

         If we acquire businesses, new products or technologies in the future, we may be required to amortize significant amounts of identifiable intangible assets and we may record significant amounts of goodwill that will be subject to annual testing for impairment. If we consummate one or more significant future acquisitions in which the consideration consists of stock or other securities, our existing stockholders' ownership could be significantly diluted. If we were to proceed with one or more significant future acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash.

Our workforce reductions and financial performance may adversely affect the morale and performance of our personnel and our ability to hire new personnel.

     We have made reductions in our workforce in order to reduce costs and bring staffing in line with our anticipated requirements. There were costs associated with the workforce reductions related to severance and other employee-related costs, and our restructuring may yield unanticipated costs and consequences, such as attrition beyond our planned reduction in staff. In addition, our common stock has declined in value below the exercise price of many options granted to employees pursuant to our stock option plans. Thus, the intended benefits of the stock options granted to our employees, the creation of performance and retention incentives, may not be realized. In addition, workforce reductions and management changes create anxiety and uncertainty and may adversely affect employee morale. As a result, we may lose employees whom we would prefer to retain. As a result of these factors, our remaining personnel may seek employment with larger, more established companies or companies perceived as having less volatile stock prices.

Provisions in our agreements, charter documents, stockholder rights plan and Delaware law may deter takeover attempts, which could decrease the value of your shares.

     Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. Our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, we have adopted a stockholder rights plan that makes it more difficult for a third party to acquire us without the approval of our board of directors. These provisions apply even if the offer may be considered beneficial by some stockholders.

Potential disruption of our supply of materials required to build our systems could have a negative effect on our operations and damage our customer relationships.

     Materials delays have not been significant in recent years. Nevertheless, we procure certain components and sub-assemblies included in our systems from a limited group of suppliers, and occasionally from a single source supplier. For example, we depend on MECS Corporation, a robotic equipment supplier, as the sole source for the robotic arm used in all of our 6500 series systems. We currently have no existing supply contract with MECS Corporation, and we currently purchase all robotic assemblies from MECS Corporation on a purchase order basis. Disruption or termination of certain of these sources, including our robotic sub-assembly source, could have an adverse effect on our operations and damage our relationship with our customers.

Any failure by us to comply with environmental regulations imposed on us could subject us to future liabilities.

     We are subject to a variety of governmental regulations related to the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing process. We believe that we are currently in compliance in all material respects with these regulations and that we have obtained all necessary environmental permits generally relating to the discharge of hazardous wastes to conduct our business. Nevertheless, our failure to comply with present or future regulations could result in additional or corrective operating costs, suspension of production, alteration of our manufacturing processes or cessation of our operations.

The structured secondary offering facility we entered into in February 2004 may have a dilutive impact on our stockholders, and the potential unavailability of this facility would negatively impact our financing activities.


         On February 11, 2004, we entered into a structured secondary offering facility (the "Structured Secondary") with Kingsbridge Capital Limited ("Kingsbridge"). Under the terms of a Common Stock Purchase Agreement (the "Purchase Agreement") entered into by the Company and Kingsbridge on such date with respect to the Structured Secondary, we may, at our sole discretion, sell to Kingsbridge, and Kingsbridge would be obligated to purchase, up to $25 million of shares of our common stock, par value $0.01 per share. The price at which we may sell shares of common stock under the Purchase Agreement is based on a discount to the volume weighted average market price of the common stock for a specified number of trading days following each of our respective elections to sell shares thereunder. The lowest threshold price at which our stock may be sold is at the sole discretion of the Company, but in no case may be lower than $1.50 per share, and in the event the price of our common stock falls below this $1.50 threshold, the Structured Secondary will not be an available source of financing. We may utilize the Structured Secondary over the next 24 months from time to time in our sole discretion, subject to various conditions and terms contained in the Purchase Agreement. Among the terms of the Purchase Agreement is a material adverse effect clause which permits Kingsbridge to terminate the Structured Secondary if Kingsbridge determines that an event has occurred that results in any effect on the business, operations, properties or financial condition of the Company and its subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with our ability to perform any of our obligations under the Purchase Agreement.

     In connection with our entering into the Structured Secondary, we issued to Kingsbridge a warrant (the "Warrant") to purchase 300,000 shares of common stock at an exercise price of $4.11 per share. The Warrant will not be exercisable until August 11, 2004, and will expire on August 11, 2009.


     There are 7,545,317 million shares of our common stock that are reserved for issuance under the Structured Secondary with Kingsbridge, 300,000 of which are issuable under the Warrant we granted to Kingsbridge. The issuance of shares under the equity line and upon exercise of the Warrant will have a dilutive impact on other stockholders and the issuance or even potential issuance of such shares could have a negative effect on the market price of our common stock. In addition, if we draw down the equity line, we will issue shares to Kingsbridge at a discount of up to 10% of the daily volume weighted average prices of our common stock during a specified period of trading days after initiation of each respective draw down. Issuing shares at such a discount will further dilute the interests of other stockholders.


        To the extent that Kingsbridge sells shares of our common stock issued under the Structured Secondary to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our common stock to sell their shares, or it may encourage short sales. This could contribute to a decline in our stock price.


The Structured Secondary imposes certain limitations on our ability to issue equity or equity-linked securities.


         During the two-year term of the Structured Secondary, we may not engage in certain equity or equity-linked financings without the consent of Kingsbridge, which consent may not be unreasonably withheld, conditioned or delayed. However, we may engage in the following capital raising transactions without Kingsbridge's consent: (1) establish stock option or award plans or agreements (for directors, employees, consultants and/or advisors) and amend such plans or agreements, including increasing the number of shares available thereunder, (2) use equity securities to finance the acquisition of other companies, equipment, technologies or lines of business, (3) issue shares of common stock and/or preferred stock in connection with our option or award plans, stock purchase plans, rights plans, warrants or options, (4) issue shares of common stock and/or preferred stock in connection with the acquisition of products, licenses, equipment or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity capital);
(5) issue shares of common and/or preferred stock to consultants and/or advisors as consideration for services rendered, (6) issue and sell shares in an underwritten public offering of common stock, and (7) issue shares of common stock to Kingsbridge under any other agreement entered into between our company and Kingsbridge.


        In addition, we may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for such common stock is determined using a floating or otherwise adjustable discount to the market price of the common stock (including pursuant to an equity line or other financing that is substantially similar to an equity line with an investor other than Kingsbridge) during the two year term of our agreement with Kingsbridge.

Our stock price is volatile and could result in a material decline in the value of your investment in Tegal.

     We believe that factors such as announcements of developments related to our business, fluctuations in our operating results, sales of our common stock into the marketplace, failure to meet or changes in analysts' expectations, general conditions in the semiconductor industry or the worldwide economy, announcements of technological innovations or new products or enhancements by us or our competitors, developments in patents or other intellectual property rights, developments in our relationships with our customers and suppliers, natural disasters and outbreaks of hostilities could cause the price of our common stock to fluctuate substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

We may issue additional shares and dilute your ownership percentage.

        Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in our company. As of February 10, 2004, there were 36,226,589 shares of our common stock issued and outstanding and there were 8,354,326 shares of common stock reserved for issuance under our equity incentive and stock purchase plans. In addition, as of February 10, 2004, there were outstanding options, warrants and other rights to acquire up to approximately 8,378,122 shares of common stock. There are also 7,545,317 shares of our common stock which are reserved for issuance under the Structured Secondary with Kingsbridge. We may also issue additional shares of common stock or preferred stock:

         o        to   raise    additional    funds   for    working    capital,
                  commercialization, production and marketing activities;

         o upon the exercise or conversion of outstanding options and warrants; and

         o        in lieu of cash payment of dividends.


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project," or similar expressions. These forward-looking statements are subject to risks, uncertainties and assumptions about us. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and the documents incorporated by reference in this prospectus. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirely by the cautionary statements in this paragraph.


                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale under this prospectus of the common stock. We will not receive any proceeds from these sales.

                              SELLING STOCKHOLDERS

         The shares of common stock offered by the selling stockholders were originally issued pursuant to an transaction exempt from the registration requirements of the Securities Act. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders, including their transferees, pledges, donees or their successors, may offer the shares for resale from time to time. See "Plan of Distribution." In accordance with registration rights granted to the selling stockholders, we have filed with the Securities and Exchange Commission, under the Securities Act, a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resales of the shares from time to time on The Nasdaq SmallCap Market, in privately-negotiated transactions, or otherwise, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep such registration statement effective until the shares are no longer required to be registered for the sale thereof by the selling stockholders.

         The following table sets forth information as of February 10, 2004 the shares of common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the common stock. Because the selling stockholders may offer all or some portion of the common stock, we cannot estimate the amount of the common stock that will be held by the selling stockholders upon termination of any of these sales. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act.

         Information concerning other selling stockholders will be set forth in prospectus supplements or post-effective amendments to this prospectus from time to time, if required. Information concerning the stockholders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments to this prospectus if and when necessary. Except as disclosed in the footnotes to the selling stockholder table, Tegal has no relationship with the selling stockholders prior to the issuance of the common stock.

------------------------------------- -------------------------- -------------------------- --------------------------
                                       Shares of Common Stock                                     Percentage of
                                       Beneficially Owned and     Total Shares of Common        Outstanding Stock
                                      Offered for Resale Under   Stock Beneficially Owned   Beneficially Owned Prior
    Name of Selling Stockholder            this Prospectus             as of 2/10/04          to this Offering (1)
------------------------------------- -------------------------- -------------------------- --------------------------
Simplus Systems Corporation                    28,158                     28,158                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Claudia Arrigg                                  2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Emily G. Arrigg                                 2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Fred G. Arrigg, Jr.                             2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Paul G. Arrigg                                  2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Craig Bercaw                                    2,396                      2,396                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Bonnie M. Smith, Executor of the                8,727                      8,727                        *
Estate of Michael W. Lee
------------------------------------- -------------------------- -------------------------- --------------------------
David Bosset                                    2,634                      2,634                        *
------------------------------------- -------------------------- -------------------------- --------------------------
David Bostwick                                  6,545                      6,545                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Daniel Brors                                       24                         24                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Christopher M. Buchner                          2,662                      2,662                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Gordon Burton                                   3,927                      3,927                        *
------------------------------------- -------------------------- -------------------------- --------------------------
C & C Resources Management, Ltd.                1,745                      1,745                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ted Carten                                      2,413                      2,413                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ian L. Cartier                                   25                         25                          *
------------------------------------- -------------------------- -------------------------- --------------------------
Charles Schwab & Co., Inc. fbo                  3,927                      3,927                        *
Broman, Inc. Profit Sharing Plan
------------------------------------- -------------------------- -------------------------- --------------------------
Hai Hua Cheng                                  17,279                     17,279                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Arlene G. Cox                                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Dale W. LaCroix & Helen E. LaCroix,             2,618                      2,618                        *
TTEEs for the LaCroix Family Trust
Dated March 25, 1987
------------------------------------- -------------------------- -------------------------- --------------------------
Quyen Dam                                       2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Edward de Jong                                   292                        292                         *
------------------------------------- -------------------------- -------------------------- --------------------------
Fred W. De Klotz                                 25                         25                          *
------------------------------------- -------------------------- -------------------------- --------------------------
Jimmy De Van                                    2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------

------------------------------------- -------------------------- -------------------------- --------------------------
                                       Shares of Common Stock                                     Percentage of
                                       Beneficially Owned and     Total Shares of Common        Outstanding Stock
                                      Offered for Resale Under   Stock Beneficially Owned   Beneficially Owned Prior
    Name of Selling Stockholder            this Prospectus             as of 2/10/04          to this Offering (1)
------------------------------------- -------------------------- -------------------------- --------------------------
Manny Del Arroz                                43,635                     43,635                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Truc V. Dinh and Nancy Nguyen                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Arthur Do                                       2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Drewnianys Corporation                          2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Dave Duval                                      3,115                      3,115                        *
------------------------------------- -------------------------- -------------------------- --------------------------
John E. Eckler                                   982                        982                         *
------------------------------------- -------------------------- -------------------------- --------------------------
Edward Yuan and Jenny Liu                       2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Eureka Lim and Jade Hudson                      2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Marie Karol Garofani                            2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Eleanor and Theodora George                     2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ming-Hsiung (Michael) Ho                        5,236                      5,236                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Alan K. Hoang                                   3,927                      3,927                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Loan T. Hoang                                   1,978                      1,978                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Long Hoang                                      5,732                      5,732                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Shu-Chuan Hsu Chang                             7,854                      7,854                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Mien Wei Huang                                 14,399                     14,399                        *
------------------------------------- -------------------------- -------------------------- --------------------------
J.P. Morgan Chase fbo Ernest Werlin             2,618                      2,618                        *
IRA No. 38-00784
------------------------------------- -------------------------- -------------------------- --------------------------
Jerome I. Steinman and Helen M.                 2,618                      2,618                        *
Steinman
------------------------------------- -------------------------- -------------------------- --------------------------
Joseph S. Scholnick and Barbara E.              2,618                      2,618                        *
Scholnick
------------------------------------- -------------------------- -------------------------- --------------------------
Kenneth Goldman Accounting                      2,618                      2,618                        *
Corporation Pension & Profit
Sharing Trust
------------------------------------- -------------------------- -------------------------- --------------------------
Joseph Kirkwood                                  18                         18                          *
------------------------------------- -------------------------- -------------------------- --------------------------
Andy and Rose LaCroix                           2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Cliff LaCroix                                   9,234                      9,234                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Rose A. LaCroix                                 2,757                      2,757                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Frank and Katalin Persik Lazar                  2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Phung Le                                        2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Thanh Nam Le                                    3,273                      3,273                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Alice Lee                                       2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Geoffrey Leibl                                   18                         18                          *
------------------------------------- -------------------------- -------------------------- --------------------------
Minh Chi Ly                                     2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Lawrence Matheny                               98,246                     98,246                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Thinh Duc Ngo                                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Kiet H. Nguyen                                 538,580                    538,580                     1.49%
------------------------------------- -------------------------- -------------------------- --------------------------
Minh Nguyen                                      15                         15                          *
------------------------------------- -------------------------- -------------------------- --------------------------
Tai Dung Nguyen                                99,116                     99,116                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Tue Nguyen                                     120,874                    120,874                       *
------------------------------------- -------------------------- -------------------------- --------------------------
Don Nhan                                        2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Donald Northey                                  6,134                      6,134                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Peter & Patrice Randall                         2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ruey-Shyan Liou and Sue-Ling T. Liou            1,964                      1,964                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Dominik Schmidt                                  873                        873                         *
------------------------------------- -------------------------- -------------------------- --------------------------
Robert Schoon                                    873                        873                         *
------------------------------------- -------------------------- -------------------------- --------------------------

------------------------------------- -------------------------- -------------------------- --------------------------
                                       Shares of Common Stock                                     Percentage of
                                       Beneficially Owned and     Total Shares of Common        Outstanding Stock
                                      Offered for Resale Under   Stock Beneficially Owned   Beneficially Owned Prior
    Name of Selling Stockholder            this Prospectus             as of 2/10/04          to this Offering (1)
------------------------------------- -------------------------- -------------------------- --------------------------
SKW Investment                                 11,781                     11,781                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Glenn Y. Song                                   5,433                      5,433                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Sorrento Valley Systems, Inc.                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ai-Leng Tan                                     2,761                      2,761                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Karen Tang                                      3,273                      3,273                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Tazmo Co., Ltd.                                69,759                     69,759                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Anthony Thai                                    1,887                      1,887                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Thomas L. Chen Partners, Ltd.                   1,658                      1,658                        *
------------------------------------- -------------------------- -------------------------- --------------------------
TMT Associates LLC                             60,228                     60,228                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Alexander Bach Tran                             2,303                      2,303                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Kiet Tran                                        151                        151                         *
------------------------------------- -------------------------- -------------------------- --------------------------
Michelle Tran                                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Craig D. Traub                                  2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Nguyet Truong                                   2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Richard Truong                                  3,927                      3,927                        *
------------------------------------- -------------------------- -------------------------- --------------------------
David Ullstrom                                  3,485                      3,485                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Paul Uritani                                    2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Virtual Founders, LLC                            873                        873                         *
------------------------------------- -------------------------- -------------------------- --------------------------
Virtual Founders Fund, LLC                      6,545                      6,545                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Ya Wei Wang                                     2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
William Nai-Chau Sun and Cecily Sun             2,618                      2,618                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Willis F. Chen Partners, Ltd.                   6,720                      6,720                        *
------------------------------------- -------------------------- -------------------------- --------------------------
William Wu                                     20,945                     20,945                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Sam and Constance Yoshikawa                     3,273                      3,273                        *
------------------------------------- -------------------------- -------------------------- --------------------------
James Enhao Yu                                  2,551                      2,551                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Zhihong Zhang                                   3,823                      3,823                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Gary Hultquist (2)                             58,125                     74,480                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Oliver Janssen (2)                             58,125                     171,062                       *
------------------------------------- -------------------------- -------------------------- --------------------------
Rusher, LoScavio & LoPresto                    22,500                     22,500                        *
------------------------------------- -------------------------- -------------------------- --------------------------
Double H Investment Partners                   11,250                     11,250                        *
------------------------------------- -------------------------- -------------------------- --------------------------
TOTAL                                         1,500,000                  1,629,292                    4.14%
                                              =========                  =========                    ====


* Represents beneficial ownership of less than 1%.

(1) Based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 36,226,589 shares of common stock outstanding on February 10, 2004.

(2) Gary Hultquist and Oliver Janssen are principals of Hultquist Capital, LLC. During the past three years, Hultquist Capital has provided financial advisory services to Tegal in the areas of mergers and acquisitions and general corporate development.

                              PLAN OF DISTRIBUTION

         The selling stockholders, which term includes their transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The common stock may be sold in one or more transactions at:

                  o        fixed prices;

                  o        prevailing market prices at the time of sale;

                  o        prices related to the prevailing market prices;

                  o        varying prices determined at the time of sale; or

                  o        negotiated prices.

         These sales may be effected in transactions:

                  o on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including The Nasdaq SmallCap Market;

                  o        in the over-the-counter market;

                  o otherwise than on such exchanges or services or in the over-the-counter market;

                  o through the writing of options, whether the options are listed on an options exchange or otherwise; or

                  o        through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

         In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them hereby will be the purchase price of the common stock less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding common stock is listed for trading on The Nasdaq SmallCap Market.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

          Broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Selling stockholders that participate in the sale of the common stock may also be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act. Profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Selling stockholders who are deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling stockholders may be deemed to be "underwriters," they may be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

         The  selling  stockholders  and any  other  person  participating  in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholders.

         A selling stockholder may decide not to sell any common stock described in this prospectus. We cannot assure holders that any selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

         With respect to a particular offering of the common stock, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

                  o        the specific common stock to be offered and sold;

                  o        the names of the selling stockholders;

                  o the respective purchase prices and public offering prices and other material terms of the offering;

                  o the names of any participating agents, broker-dealers or underwriters; and

                  o any applicable commissions, discounts, concessions and other items constituting, compensation from the selling stockholders.

         We entered into a registration rights agreement for the benefit of holders of our common stock to register their common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholders and Tegal will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholders incidental to the registration, offering and sale of the common stock to the public, but each selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

                                  LEGAL MATTERS

         Certain legal matters relating to the offering will be passed upon for Tegal by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the ability of Tegal Corporation to continue as a going concern, as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. Accordingly, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters. You may read and copy any documents we have filed with the SEC at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov and at our web site at http://www.tegal.com. Information contained in our web site is not part of this prospectus.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits with the registration statement that are not included in this prospectus, and you should refer to the applicable exhibit for a compete description of any statement referring to any contract or other document. A copy of the registration statement, including the exhibits thereto, may be inspected without charge at the Public Reference Room of the SEC described above, and copies of such material may be obtained from such office upon payment of the fees prescribed by the SEC.

     We have elected to "incorporate by reference" certain information into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the
SEC:

 Tegal Corporation SEC Filings                                                                Period Ended
 ------------------------------                                                               ------------
 Annual Report on Form 10-K (including information specifically incorporated by reference into our Form 10-K from our 2003 Annual Report to Stockholders and
    Proxy Statement for our 2003 Annual Meeting of Stockholders).....................        March 31, 2003
 Quarterly Reports on Form 10-Q......................................................         June 30, 2003
                                                                                           September 30, 2003
                                                                                           December 31, 2003
 Current Reports on Form 8-K.........................................................    filed on July 2, 2003
                                                                                       filed on December 9, 2003
                                                                                       filed on February 13, 2004
 The description of our common stock as set forth in our Registration Statement on
    Form 8-A......................................................................... filed on September 21, 1995

     All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the common stock under this prospectus shall also be deemed to be incorporated in this prospectus by reference.

      You may obtain copies of these documents from us without charge (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) by writing to us at Tegal Corporation, 2201 South McDowell Boulevard, Petaluma, California 94954 or calling us at (707) 763-5600.

                        1,500,000 SHARES OF COMMON STOCK



                                TEGAL CORPORATION









                                   PROSPECTUS







         We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any applicable supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any applicable supplement to this prospectus. Neither this prospectus nor any applicable supplement to this prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the registered common stock to which it relates, nor does this prospectus or any supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any supplement to this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or any supplement to this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any applicable supplement to this prospectus is delivered or securities issued on a later date.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the registrant in connection with the registration for resale of our common stock. All of the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                                                               Amount
                                                           -------------
Commission Registration Fee.............................   $      475.13
*Costs of Printing......................................       10,000.00
*Legal Fees and Expenses................................       50,000.00
*Accounting Fees and Expenses...........................       30,000.00
*Miscellaneous Expenses.................................       10,000.00
                                                           -------------
     *Total.............................................     $100,475.13

*Estimated

ITEM 15. LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to
Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

         Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), a director of Tegal shall not be liable to Tegal or its stockholders for monetary damages for breach of fiduciary duty as a director.

ITEM 16.  INDEX TO EXHIBITS.

   Number     Exhibit
   ------     -------

    2.1 Asset Acquisition Agreement by and between Tegal Corporation and Simplus Systems Corporation, dated November 10, 2003, filed as
              Exhibit 2.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on December 9, 2003 and incorporated herein by reference.

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's Certificate of Amendment to the Certificate of Incorporation, filed as Exhibit 4.2 to Tegal's Registration Statement on Form S-3 (SEC File. No. 333-108921), filed on September 18, 2003 and incorporated herein by reference.

    4.3 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.4 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.5 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.6 Registration Rights Agreement by and among Tegal Corporation, Simplus Systems Corporation and Kiet Nguyen, as representative of the stockholders of Simplus Systems Corporation, dated December 5, 2003, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on December 9, 2003 and incorporated herein by reference.

    4.7 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.*

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).*

    23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants.*

    24.1      Power of Attorney (included on signature page).*


------------
*  Filed herewith.

ITEM 17.  UNDERTAKINGS.

         A. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include  any  prospectus  required  by Section
10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii)  To  include  any  material   information  with
respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Petaluma, state of California, on this 23rd day of February, 2004.

                                    TEGAL CORPORATION

                                    By /s/ Michael L. Parodi
                                       ------------------------------
                                       Michael L. Parodi
                                       Chairman of the Board, President & Chief
                                       Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Parodi, and Thomas R. Mika, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the 23rd day of February, 2004.

               SIGNATURE                                                    TITLE
               ---------                                                    -----
                                                  Chairman of the Board, President & Chief Executive Officer
          /s/ Michael L. Parodi                                 (Principal Executive Officer)
----------------------------------------
           Michael L. Parodi

                                                     Executive Vice President & Chief Financial Officer
            /s/ Thomas R. Mika                           (Principal Financial and Accounting Officer)
----------------------------------------
              Thomas R. Mika

         /s/ Edward A. Dohring
----------------------------------------
           Edward A. Dohring                                              Director


         /s/ Jeffrey M. Krauss
----------------------------------------
           Jeffrey M. Krauss                                              Director

        /s/ H. Duane Wadsworth
----------------------------------------
          H. Duane Wadsworth                                              Director

                                  EXHIBIT INDEX

   Number     Exhibit
   ------     -------

    2.1 Asset Acquisition Agreement by and between Tegal Corporation and Simplus Systems Corporation, dated November 10, 2003, filed as
              Exhibit 2.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on December 9, 2003 and incorporated herein by reference.

    4.1 Tegal's Certificate of Incorporation, as amended, filed as Exhibits 3(i)1 and 3(i)2 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.2 Tegal's Certificate of Amendment to the Certificate of Incorporation, filed as Exhibit 4.2 to Tegal's Registration Statement on Form S-3 (SEC File. No. 333-108921), filed on September 18, 2003 and incorporated herein by reference.

    4.3 Tegal's By-Laws, as amended, filed as Exhibit 3(ii) to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702) filed on October 3, 1994 and incorporated herein by reference.

    4.4 Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of June 11, 1996, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on June 28, 1996 and incorporated herein by reference.

    4.5 First Amendment to Rights Agreement between Tegal and ChaseMellon Shareholder Services, LLC, as Rights Agent, dated as of January 15, 1999, filed as Exhibit 99.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on January 15, 1999 and incorporated herein by reference.

    4.6 Registration Rights Agreement by and among Tegal Corporation, Simplus Systems Corporation and Kiet Nguyen, as representative of the stockholders of Simplus Systems Corporation, dated December 5, 2003, filed as Exhibit 4.1 to Tegal's Current Report on Form 8-K (SEC File No. 000-26824) filed on December 9, 2003 and incorporated herein by reference.

    4.7 Form of Certificate for Common Stock filed as Exhibit 4.1 to Tegal's Registration Statement on Form S-1 (SEC File No. 033-84702), filed on October 3, 1994 and incorporated herein by reference.

    5.1       Opinion of Latham & Watkins LLP.*

    23.1      Consent of Latham & Watkins LLP (included in Exhibit 5.1).*

    23.2      Consent of PricewaterhouseCoopers LLP, Independent Accountants.*

    24.1      Power of Attorney (included on signature page).*

------------
*  Filed herewith.


                                      E-1